UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 21, 2007

DATASCOPE CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-6516	13-2529596
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

14 Philips Parkway
Montvale, New Jersey		07645-9998
(Address of principal executive offices)		(Zip Code)
(Registrant’s telephone number, including area code): (201) 391-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          The Board of Directors of Datascope Corp. (the “Company”) appointed Dr. Antonino Laudani as Chief Operating Officer of the Company effective October 21, 2007. Dr. Laudani, 48, has been employed by the Corporation as Vice President; Group President, Cardiac Assist and InterVascular from June 2007 to October 2007, and President, InterVascular, Inc. since February 2005. From January 2005 to April 2005, he was Group Vice President of Sales for Cardiac Assist, InterVascular and Interventional Products for Europe, the Middle East and Africa (“EMEA”). From May 2002 to December 2004, Mr. Laudani served as Vice President, Cardiac Assist Sales for EMEA. Prior to joining the Corporation, Mr. Laudani was an independent consultant from February 2002 to April 2002. Mr. Laudani served as Vice President Marketing for Tyco Healthcare for EMEA from June 1999 to January 2002. In this position, Mr. Laudani was also in charge of R&D and non-hospital product sales for EMEA.
          The Board of Directors also approved an increase in Dr. Laudani’s salary to 370,000 Euros per year and a grant of 50,000 shares of restricted stock, which will vest in 25% increments on each of the first four anniversaries of the grant date, subject to Dr. Laudani’s continued employment through each applicable vesting date, and he is eligible to receive a bonus equal to 250,000 Euros, or 68% of his base salary, pursuant to the 2005 Management Incentive Plan.
          On October 22, 2007, the Company issued a press release announcing the matters discussed above. The press release is attached as Exhibit 99.1 to this report.

Item 9.01	Exhibits.
     (c)  Exhibits:
Exhibit 99.1      Press release announcing the appointment of Dr. Antonino Laudani as Chief Operating Officer, effective October 21, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DATASCOPE CORP. Registrant
/s/ Henry M. Scaramelli
Vice President, Finance and
Chief Financial Officer

Dated: October 24, 2007

EXHIBIT INDEX
Exhibit 99.1       Press release announcing the appointment of Dr. Antonino Laudani as Chief Operating Officer, effective October 21, 2007.